HomeTrust Bancshares, Inc. Reports Financial Results For The Third Quarter Of Fiscal 2018

ASHEVILLE, N.C., April 26, 2018 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income of $6.1 million, or $0.32 per diluted share for the quarter ended March 31, 2018, compared to $274,000, or $0.01 per diluted share for the same period a year ago. Return on assets was 0.76% for the three months ended March 31, 2018 compared to 0.04% for the same period in fiscal 2017. The current quarter results did not include any merger-related expenses. The results in the quarter ended March 31, 2017 included $7.4 million of acquisition-related expenses related to the acquisition of TriSummit Bancorp, Inc. and its wholly-owned subsidiary TriSummit Bank ("TriSummit"), which net of tax benefit, reduced net income by $0.26 per diluted share. Net income totaled $1.0 million, or $0.06 per diluted share for the nine months ended March 31, 2018, compared to $7.1 million, or $0.40 per diluted share for the same period in fiscal 2017. Return on assets was 0.04% for the nine months ended March 31, 2018, compared to 0.33% for the same period in fiscal 2017. Earnings for the nine months ended March 31, 2018 included an estimated $18.0 million write-down of deferred tax assets following a deferred tax revaluation resulting from enactment of the Tax Cuts and Jobs Act (the "Tax Act”) with no comparable charge in the same 2017 period, which was partially offset by the absence of the previously mentioned merger-related expenses.
For the quarter ended March 31, 2018 compared to the corresponding quarter in the previous year and before the write-down of deferred tax assets from the change in the federal tax rate and prior year merger-related expenses (non-GAAP):

•	net income increased 28.8% to $6.4 million from $5.0 million;

•	diluted earnings per share increased 25.9% to $0.34 from $0.27; and

•	return on assets increased 25.0% to 0.80% from 0.64%.
For the nine months ended March 31, 2018 compared to the same period a year ago and before the write-down of deferred tax assets from the change in the federal tax rate, merger-related expenses, certain state income tax expenses, and gains from the sale of premises and equipment (non-GAAP):

•	net income increased 54.9% to $19.1 million from $12.3 million;

•	diluted earnings per share increased 47.8% to $1.02 from $0.69; and

•	return on assets increased 38.6% to 0.79% from 0.57%.
The reconciliation of non-GAAP measures, which the Company believes facilitates the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.

"I am pleased to report another strong quarter of continued core earnings growth as we strengthened our newer and legacy lines of business with additional high-performing revenue producers," said Dana Stonestreet, Chairman, President, and CEO. “During the third quarter of fiscal 2018, we added eight more key revenue producers to further enhance our thriving commercial banking group, mortgage banking, and our new SBA loan and equipment finance lines of business. These are in addition to the 22 revenue producers hired during 2017, which has had a dramatic impact on the scale and reach of the company and are providing a great opportunity for revenue growth. I am also excited about the recent opening of our new de novo branch in Cary, North Carolina - a fast growing market that fits well with our existing commercial lending group in Raleigh. We will continue to capitalize on the momentum our team has built and continue executing our strategies to increase revenues, earnings per share, and shareholder value."

Income Statement Review

Net interest income increased to $25.2 million for the quarter ended March 31, 2018 compared to $25.1 million for the comparative quarter in fiscal 2017. The $157,000 or 0.6% increase was primarily due to a $2.0 million increase in interest and dividend income driven by an increase in average interest-earning assets, which was partially offset by a $1.8 million increase in interest expense. Average interest-earning assets increased $143.9 million, or 5.1% to $3.0 billion for the quarter ended March 31, 2018 compared to $2.8 billion for the corresponding quarter in fiscal 2017. For the quarter ended March 31, 2018, the average balance of total loans receivable increased $187.0 million, or 8.3% due to organic loan growth. The average balance of other interest-earning assets increased $59.2 million, or 30.3% primarily due to increases in commercial paper investments. These increases were mainly funded by the cumulative decrease of $102.3 million, or 25.9% in average interest-earning deposits in other financial institutions and investment securities, an increase in average interest-bearing deposits of $42.3 million, or 2.4%, and an increase in average Federal Home Loan Bank ("FHLB") borrowings of $57.3 million, or 9.5% as compared to the same quarter last year. Net interest margin (on a fully taxable-equivalent basis) for the three months ended March 31, 2018 decreased to 3.44% from 3.62% for the same period a year ago. We continue to utilize our leveraging strategy, where designated short-term FHLB borrowings are invested in various short-term liquid assets to generate additional net interest income, as well as the required purchase of additional FHLB stock which generates increased dividend income; however, we have reduced the amount of assets purchased and liabilities assumed as part of the leveraging strategy during the past year and expect to continue reducing these amounts commensurate with anticipated organic loan growth. During the three months ended March 31, 2018 our leveraging strategy produced an additional $1.0 million in interest and dividend income at an average yield of 2.09%, while the average cost of the borrowings was 1.46%, resulting in approximately $316,000 in net interest income. During the same quarter in the prior fiscal year, our leveraging strategy produced an additional $886,000 in interest and dividend income at an average yield of 1.21%, while the average cost of the borrowings was 0.66%, resulting in approximately $401,000 in net interest income. Excluding the effects of the leveraging strategy, the tax equivalent net interest margin would be 3.65% and 3.98% for the quarters ended March 31, 2018 and 2017, respectively.

Total interest and dividend income increased $2.0 million, or 7.2% for the three months ended March 31, 2018 as compared to the same period last year, which was primarily driven by a $1.6 million, or 6.5% increase in loan interest income and a $630,000, or 72.6% increase in interest income from certificates of deposit and other interest-bearing deposits, partially offset by a $327,000, or 26.3% decrease in interest income from securities available for sale. The additional loan interest income was primarily due to the increase in the average balance of loans receivable and was partially offset by lower loan yields. Average loan yields decreased 12 basis points to 4.40% for the quarter ended March 31, 2018 from 4.52% in the corresponding quarter from last year primarily due to a $1.4 million, or 60.9% decrease in the accretion of purchase discounts on acquired loans as a result of reduced prepayments as compared to the same quarter last year. For the quarters ended March 31, 2018 and 2017, the average loan yields included 14 and 40 basis points, respectively, from the accretion of purchase discounts on acquired loans.
Total interest expense increased $1.8 million, or 81.9% for the quarter ended March 31, 2018 compared to the same period last year, which primarily related to recent deposit gathering initiatives and increases in average borrowings, consisting primarily of short-term FHLB advances along with an 80 basis point increase in the average cost of borrowings. The overall average cost of funds increased 27 basis points to 0.65% for the current quarter as compared to the same quarter last year due primarily to the impact of the recent increases in the federal funds rate on our borrowings.
Net interest income increased $8.4 million or 12.6% to $75.0 million for the nine months ended March 31, 2018 compared to $66.6 million for the nine months ended March 31, 2017. Average interest-earning assets increased $329.5 million, or 12.5% to $3.0 billion for the nine months ended March 31, 2018 compared to $2.6 billion in the same period in 2017. The $398.8 million, or 19.9% increase in average balance of total loans receivable for the nine months ended March 31, 2018 was due to the TriSummit acquisition and increased organic loan growth, which was mainly funded by the cumulative decrease of $69.3 million, or 11.1% in average interest-earning deposits in other financial institutions, investment securities, and other interest-earning assets, an increase in average interest-bearing deposits of $160.9 million, or 9.9% and an increase in average FHLB borrowings of $107.7 million, or 19.2%. Net interest margin (on a fully taxable-equivalent basis) for the nine months ended March 31, 2018 decreased three basis points to 3.44% from 3.47% for last year. For the nine months ended March 31, 2018, our leveraging strategy produced an additional $3.1 million in interest and dividend income at an average yield of 1.75%, while the average cost of the borrowings was 1.28%, resulting in approximately $835,000 in net interest income. Our leveraging strategy produced an additional $2.8 million in interest and dividend income at an average yield of 1.09% during the corresponding period in fiscal 2017, while the average cost of the borrowings was 0.50%, resulting in approximately $1.5 million in net interest income. Excluding the effects of the leveraging strategy, the tax equivalent net interest margin would be 3.69% and 3.90% for the nine months ended March 31, 2018 and 2017, respectively.

Total interest and dividend income increased $13.9 million, or 19.2% for the nine months ended March 31, 2018 as compared to the same period last year. The increase was primarily driven by a $12.6 million, or 19.4% increase in loan interest income and a $1.1 million, or 39.3% increase in certificates of deposit and other interest-bearing deposits. The additional loan interest income was primarily due to the increase in the average balance of loans receivable, which was partially offset by a $2.3 million decrease in the accretion of purchase discounts on acquired loans to $2.6 million for the nine months ended March 31, 2018 from $4.8 million for the same period in fiscal 2017, as a result of full repayments of several loans with large discounts in the previous nine month period. Overall, average loan yields decreased eight basis points to 4.38% for the nine months ended March 31, 2018 from

4.46% in the corresponding period in fiscal 2017. Excluding the effects of the accretion on purchase discounts on acquired loans, loan yields increased 11 basis points to 4.24% for the nine months ended March 31, 2018 compared to 4.13% in the same period last year.
Total interest expense increased $5.4 million, or 98.7% for the nine months ended March 31, 2018 compared to the same period last year. This increase was primarily related to the increase in average interest-bearing deposits and borrowings coupled with the increased cost of six and 78 basis points for the nine months ended March 31, 2018 and 2017, respectively. The overall cost of funds increased 26 basis points to 0.60% for the nine months ended March 31, 2018 compared to 0.34% in the corresponding period last year.
Noninterest income increased $1.2 million, or 33.5% to $4.9 million for the three months ended March 31, 2018 from $3.7 million for the same period in the previous year. The leading factors of the increase included a $333,000, or 17.8% increase in service charges on deposit accounts as a result of the increase in deposit accounts and related fees; a $629,000, or 80.5% increase in loan income from the gain on sale of mortgage loans and various commercial loan-related fees driven by the commencing of originations and sales of the guaranteed portion of U.S Small Business Administration (“SBA”) commercial loans; and a $250,000, 47.3% increase in other noninterest income mainly from investments in small business investment companies ("SBIC").
Noninterest income increased $2.4 million, or 20.4% to $14.2 million for the nine months ended March 31, 2018 from $11.9 million for the same period in the prior year, primarily due to a $756,000, or 13.3% increase in service charges on deposit accounts; a $1.2 million, or 43.8% increase in loan income from the gain on sale of mortgage loans and various commercial loan-related fees; and $664,000, or 42.9% increase in other noninterest income. Partially offsetting these increases was a $221,000, or 57.4% decrease in gains from the sale of premises and equipment for the nine months ended March 31, 2018 compared to the same period last year.
Noninterest expense for the three months ended March 31, 2018 decreased $7.5 million, or 26.0% to $21.3 million compared to $28.8 million for the three months ended March 31, 2017, which was driven by the absence of $7.4 million in merger-related expenses for the TriSummit acquisition that occurred during same quarter last year.
Noninterest expense for the nine months ended March 31, 2018 decreased $4.8 million, or 7.1% to $63.6 million compared to $68.4 million for the nine months ended March 31, 2017. The decrease was primarily a result of the absence of the previously mentioned merger-related expenses; a $157,000, or 12.4% decrease in marketing and advertising; and a $348,000, or 27.7% decrease in real estate owned ("REO") related expenses primarily as a result of fewer REO properties held. Partially offsetting these decreases was the additional expenses related to the TriSummit acquisition as shown in the cumulative increase of $3.1 million, or 6.2% in salaries and employee benefits; net occupancy expense; telephone, postage,and supplies; and other expenses for the nine months ended March 31, 2018 compared to the same period last year. Deposit insurance premiums increased $361,000, or 40.8% as the net asset base has increased.
For the three months ended March 31, 2018, the Company's income tax expense was $2.7 million compared to an income tax benefit of $325,000 for the three months ended March 31, 2017. In addition to the normal provision for income taxes related to higher pre-tax income, as a result of the Tax Act, we incurred an additional $318,000 in income tax expense for the quarter ended March 31, 2018 to establish a tax valuation allowance on our alternative minimum tax ("AMT") credits in accordance with recent Internal Revenue Service guidelines. In addition, our fiscal year end requires the use of a blended federal tax rate as prescribed by the Internal Revenue Code, which is 27.5% and will be used through June 30, 2018.

For the nine months ended March 31, 2018, the Company's income tax expense was $24.7 million compared to $3.0 million for the corresponding period last year. The increase was mainly driven by the reduction in the federal corporate tax rate, which required the Company to revalue net deferred tax assets and establish the tax valuation allowance on our AMT credits as discussed above, resulting in a $18.0 million adjustment through income tax expense; and to a lesser extent higher pre-tax income. In addition, for the nine months ended March 31, 2018 and 2017, the Company incurred a charge of $133,000 and $490,000, respectively, related to the decrease in value of our deferred tax assets based on decreases in North Carolina's corporate tax rate.

Balance Sheet Review

Total assets increased $64.3 million, or 2.0% to $3.3 billion at March 31, 2018 from $3.2 billion at June 30, 2017. Total liabilities increased $60.4 million, or 2.2% to $2.9 billion at March 31, 2018 from $2.8 billion at June 30, 2017. Deposit growth of $131.9 million, or 6.4% and the cumulative decrease of $94.3 million, or 22.5% in cash and cash equivalents, certificates of deposit in other financial institutions and investment securities during the first nine months of fiscal 2018 were used to partially fund the $94.3 million, or 4.0% increase in total loans receivable, the $89.6 million, or 59.8% increase in commercial paper, and reduce borrowings by $71.5 million, or 10.3%. The increase in net loans receivable was driven by $91.0 million, or 5.5% annualized rate of organic loan growth. The $2.6 million, or 6.5% decrease in other investments was due to a reduction in FHLB stock requirements as a result of reduced borrowings. The $23.1 million, or 40.2% decrease in deferred income taxes was driven primarily by the previously mentioned write-down of deferred tax assets and to a lesser extent, the use of net operating losses as our taxable income increased.

Total deposits increased $131.9 million, or 6.4%, during the nine months ended March 31, 2018 to $2.2 billion. The increase was primarily due to a $94.8 million increase in our core deposits (which exclude certificates of deposit) from growth initiatives and a $63.5 million increase in brokered deposits, partially offset by a $26.5 million managed run off in our higher costing certificates of deposit.

Stockholders' equity at March 31, 2018 increased $3.9 million, or 1.0% to $401.6 million from $397.6 million at June 30, 2017. The increase was primarily driven by $1.0 million in net income, $2.6 million in stock-based compensation, and $680,000 in a cumulative adjustment for the adoption of Accounting Standard Update 2016-09, "Improvements to Employee Share-Based Payment Accounting," partially offset by a $1.5 million decrease in other comprehensive income representing unrealized losses on investment securities, net of tax. As of March 31, 2018, HomeTrust Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Common Equity Tier 1, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios of 11.72%, 11.72%, 12.51%, and 10.23%, respectively.  In addition, the Company exceeded all regulatory capital requirements as of that date. The estimated $18.0 million deferred tax revaluation did not have a material impact on the Company's regulatory capital ratios.

Asset Quality

The allowance for loan losses was $21.5 million, or 0.88% of total loans, at March 31, 2018 compared to $21.2 million, or 0.90% of total loans, at June 30, 2017. The allowance for loan losses to total gross loans excluding acquired loans was 0.97% at March 31, 2018, compared to 1.03% at June 30, 2017.

There was no provision for losses on loans for the nine months ended March 31, 2018 and 2017. Net loan recoveries totaled $321,000 for the nine months ended March 31, 2018, compared to net loan charge-offs of $195,000 for the same period in fiscal 2017. Net recoveries as a percentage of average loans increased to (0.02)% for the nine months ended March 31, 2018 from net charge-offs of 0.01% for the same period last fiscal year.

Nonperforming assets decreased $2.3 million, or 11.5% to $17.7 million, or 0.54% of total assets, at March 31, 2018 compared to $20.0 million, or 0.62% of total assets at June 30, 2017. Nonperforming assets included $12.6 million in nonaccruing loans and $5.1 million in REO at March 31, 2018, compared to $13.7 million and $6.3 million, in nonaccruing loans and REO, respectively, at June 30, 2017. Included in nonperforming loans are $3.4 million of loans restructured from their original terms of which $1.5 million were current at March 31, 2018, with respect to their modified payment terms. At March 31, 2018, $4.6 million, or 36.4% of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $3.8 million obtained through prior acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations. Nonperforming loans to total loans was 0.52% at March 31, 2018 compared to 0.58% at June 30, 2017.

The ratio of classified assets to total assets decreased to 1.29% at March 31, 2018 from 1.57% at June 30, 2017. Classified assets decreased 16.1% to $42.1 million at March 31, 2018 compared to $50.2 million at June 30, 2017. Our overall asset quality metrics continue to demonstrate our commitment to growing and maintaining a high quality loan portfolio with moderate risk profile.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of March 31, 2018, the Company had assets of $3.3 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 43 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, Cary, and Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 2nd largest community bank headquartered in North Carolina.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our acquisitions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.hometrustbanking.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Assets
Cash	$38,100	$46,743	$38,162	$41,982	$36,978
Interest-bearing deposits	41,296	51,922	40,809	45,003	43,296
Cash and cash equivalents	79,396	98,665	78,971	86,985	80,274
Commercial paper	239,435	199,722	199,774	149,863	169,918
Certificates of deposit in other banks	84,218	100,349	110,454	132,274	138,646
Securities available for sale, at fair value	160,971	167,669	182,053	199,667	211,347
Other investments, at cost	36,783	38,877	38,651	39,355	35,269
Loans held for sale	6,071	7,072	7,793	5,607	4,328
Total loans, net of deferred loan fees	2,445,755	2,418,014	2,394,755	2,351,470	2,281,685
Allowance for loan losses	(21,472)	(21,090)	(21,997)	(21,151)	(21,097)
Net loans	2,424,283	2,396,924	2,372,758	2,330,319	2,260,588
Premises and equipment, net	62,725	62,435	62,614	63,648	64,172
Accrued interest receivable	9,216	9,371	9,340	8,758	8,849
Real estate owned ("REO")	5,053	4,818	5,941	6,318	6,279
Deferred income taxes	34,311	36,526	55,653	57,387	59,661
Bank owned life insurance ("BOLI")	87,532	86,984	86,561	85,981	85,371
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles	5,131	5,773	6,454	7,173	7,931
Other assets	10,100	9,765	7,343	7,560	7,175
Total Assets	$3,270,863	$3,250,588	$3,249,998	$3,206,533	$3,165,446
Liabilities and Stockholders' Equity
Liabilities
Deposits	$2,180,324	$2,108,208	$2,100,310	$2,048,451	$2,084,759
Borrowings	625,000	685,000	679,800	696,500	626,000
Capital lease obligations	1,920	1,925	1,931	1,937	1,942
Other liabilities	62,066	60,094	62,458	61,998	61,999
Total liabilities	2,869,310	2,855,227	2,844,499	2,808,886	2,774,700
Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (1)	190	190	190	190	189
Additional paid in capital	216,712	215,928	214,827	213,459	211,731
Retained earnings	193,368	187,241	197,907	191,660	186,894
Unearned Employee Stock Ownership Plan ("ESOP") shares	(7,538)	(7,670)	(7,803)	(7,935)	(8,067)
Accumulated other comprehensive income (loss)	(1,179)	(328)	378	273	(1)
Total stockholders' equity	401,553	395,361	405,499	397,647	390,746
Total Liabilities and Stockholders' Equity	$3,270,863	$3,250,588	$3,249,998	$3,206,533	$3,165,446
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(1)
Shares of common stock issued and outstanding at March 31, 2018 was 19,034,868; December 31, 2017 was 18,967,175; at September 30, 2017 was 18,968,675; at June 30, 2017 was 18,967,875; and at March 31, 2017 was 18,947,176.

Consolidated Statement of Income (Loss) (Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
(Dollars in thousands)	2018	2017	2017	2018	2017
Interest and Dividend Income
Loans	$26,355	$26,140	$24,747	$77,745	$65,098
Securities available for sale	916	904	1,243	2,791	2,986
Certificates of deposit and other interest-bearing deposits	1,498	1,303	868	3,970	2,850
Other investments	496	501	433	1,503	1,211
Total interest and dividend income	29,265	28,848	27,291	86,009	72,145
Interest Expense
Deposits	1,622	1,541	1,215	4,509	3,355
Borrowings	2,414	2,077	1,004	6,460	2,166
Total interest expense	4,036	3,618	2,219	10,969	5,521
Net Interest Income	25,229	25,230	25,072	75,040	66,624
Provision for Loan Losses	—	—	—	—	—
Net Interest Income after Provision for Loan Losses	25,229	25,230	25,072	75,040	66,624
Noninterest Income
Service charges and fees on deposit accounts	2,202	2,185	1,869	6,426	5,670
Loan income and fees	1,410	1,361	781	3,873	2,694
BOLI income	536	518	511	1,616	1,576
Gain from sale of premises and equipment	—	—	—	164	385
Other, net	778	723	528	2,211	1,547
Total noninterest income	4,926	4,787	3,689	14,290	11,872
Noninterest Expense
Salaries and employee benefits	11,927	11,973	12,191	36,252	34,721
Net occupancy expense	2,389	2,473	2,463	7,211	6,538
Marketing and advertising	334	319	374	1,106	1,263
Telephone, postage, and supplies	748	748	728	2,181	1,914
Deposit insurance premiums	413	419	404	1,246	885
Computer services	1,600	1,595	1,721	4,740	4,796
Loss (gain) on sale and impairment of REO	194	104	(181)	152	288
REO expense	311	205	447	757	969
Core deposit intangible amortization	642	681	797	2,042	2,065
Merger-related expenses	—	—	7,401	—	7,736
Other	2,763	2,658	2,467	7,890	7,248
Total noninterest expense	21,321	21,175	28,812	63,577	68,423
Income (Loss) Before Income Taxes	8,834	8,842	(51)	25,753	10,073
Income Tax Expense (Benefit)	2,707	19,508	(325)	24,725	2,992
Net Income	$6,127	$(10,666)	$274	$1,028	$7,081

Per Share Data

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2018	2017	2017	2018	2017
Net income (loss) per common share:
Basic	$0.34	$(0.59)	$0.01	$0.06	$0.40
Diluted	$0.32	$(0.59)	$0.01	$0.06	$0.40
Adjusted net income per common share:(1)
Basic	$0.36	$0.39	$0.27	$1.06	$0.69
Diluted	$0.34	$0.38	$0.27	$1.02	$0.69

Average shares outstanding:
Basic	18,052,000	17,975,883	17,808,920	17,997,997	17,194,466
Diluted	18,761,586	17,975,883	18,396,154	18,688,486	17,728,783
Book value per share at end of period	$21.10	$20.84	$20.62	$21.10	$20.62
Tangible book value per share at end of period (1)	$19.54	$19.26	$19.01	$19.54	$19.01
Total shares outstanding at end of period	19,034,868	18,967,175	18,947,176	19,034,868	18,947,176
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(1)	See Non-GAAP reconciliation tables below for adjustments.

Selected Financial Ratios and Other Data

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2018	2017	2017	2018	2017
Performance ratios: (1)
Return (loss) on assets (ratio of net income to average total assets)	0.76%	(1.31)%	0.04%	0.04%	0.33%
Return on assets - adjusted(4)	0.80	0.86	0.64	0.79	0.57
Return (loss) on equity (ratio of net income to average equity)	6.16	(10.51)	0.28	0.34	2.54
Return on equity - adjusted(4)	6.47	6.92	5.20	6.32	4.42
Tax equivalent yield on earning assets(2)	3.99	3.93	3.94	3.93	3.75
Rate paid on interest-bearing liabilities	0.65	0.58	0.38	0.60	0.34
Tax equivalent average interest rate spread (2)	3.34	3.35	3.56	3.33	3.41
Tax equivalent net interest margin(2) (3)	3.44	3.44	3.62	3.44	3.47
Tax equivalent net interest margin - adjusted(4)	3.65	3.73	3.98	3.69	3.90
Average interest-earning assets to average interest-bearing liabilities	120.71	120.42	119.70	120.60	120.35
Operating expense to average total assets	2.63	2.61	3.70	2.63	3.16
Efficiency ratio	70.70	70.54	100.18	71.17	87.17
Efficiency ratio - adjusted (4)	69.77	69.67	72.90	70.38	75.97
_____________________________

(1)	Ratios are annualized where appropriate.

(2)
For the three and nine months ended March 31, 2017 the weighted average rate for municipal leases is adjusted for a 37% combined federal and state tax rate since the interest from these leases is tax exempt. All other periods were at 30%.

(3)	Net interest income divided by average interest-earning assets.

(4)	See Non-GAAP reconciliation tables below for adjustments.

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Asset quality ratios:
Nonperforming assets to total assets(1)	0.54%	0.59%	0.62%	0.62%	0.63%
Nonperforming loans to total loans(1)	0.52	0.59	0.59	0.58	0.61
Total classified assets to total assets	1.29	1.39	1.50	1.57	1.67
Allowance for loan losses to nonperforming loans(1)	169.71	146.79	156.17	154.77	152.74
Allowance for loan losses to total loans	0.88	0.87	0.92	0.90	0.92
Allowance for loan losses to total gross loans excluding acquired loans(2)	0.97	0.97	1.01	1.03	1.10
Net charge-offs (recoveries) to average loans (annualized)	(0.06)	0.15	(0.14)	(0.01)	(0.02)
Capital ratios:
Equity to total assets at end of period	12.28%	12.16%	12.48%	12.40%	12.34%
Tangible equity to total tangible assets(2)	11.48	11.34	11.67	11.57	11.49
Average equity to average assets	12.30	12.49	12.55	12.59	12.36
__________________________________________

(1)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At March 31, 2018, there were $3.4 million of restructured loans included in nonaccruing loans and $4.6 million, or 36.4% of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired through bank acquisitions are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(2)	See Non-GAAP reconciliation tables below for adjustments.

Average Balance Sheet Data

	For the Three Months Ended March 31,
	2018			2017
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,431,723	$26,761	4.40%	$2,244,677	$25,358	4.52%
Deposits in other financial institutions	126,933	441	1.39%	175,475	454	1.04%
Investment securities	165,219	916	2.22%	218,990	1,244	2.27%
Other interest-earning assets(3)	254,424	1,552	2.44%	195,220	846	1.73%
Total interest-earning assets	2,978,299	29,671	3.99%	2,834,362	27,902	3.94%
Other assets	259,390			283,128
Total assets	3,237,689			3,117,490
Liabilities and equity:
Interest-bearing deposits:
Interest-bearing checking accounts	480,650	236	0.20%	447,426	216	0.19%
Money market accounts	657,214	633	0.39%	562,286	336	0.24%
Savings accounts	221,214	72	0.13%	251,448	87	0.14%
Certificate accounts	445,328	681	0.61%	501,016	576	0.46%
Total interest-bearing deposits	1,804,406	1,622	0.36%	1,762,176	1,215	0.28%
Borrowings	662,977	2,414	1.46%	605,721	1,004	0.66%
Total interest-bearing liabilities	2,467,383	4,036	0.65%	2,367,897	2,219	0.38%
Noninterest-bearing deposits	308,955			297,719
Other liabilities	63,177			66,557
Total liabilities	2,839,515			2,732,173
Stockholders' equity	398,174			385,317
Total liabilities and stockholders' equity	$3,237,689			$3,117,490

Net earning assets	$510,916			$466,465
Average interest-earning assets to
average interest-bearing liabilities	120.71%			119.70%
Tax-equivalent:
Net interest income		$25,635			$25,683
Interest rate spread			3.34%			3.56%
Net interest margin(4)			3.44%			3.62%
Non-tax-equivalent:
Net interest income		$25,229			$25,072
Interest rate spread			3.28%			3.48%
Net interest margin(4)			3.39%			3.54%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $406 and $611 for the three months ended March 31, 2018 and 2017, respectively, calculated based on a combined federal and state tax rate of 30% and 37%, respectively.
(3) The average other interest-earning assets consists of FRB stock, FHLB stock, and commercial paper.
(4) Net interest income divided by average interest-earning assets.

	For the Nine Months Ended March 31,
	2018			2017
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,399,753	$78,914	4.38%	$2,000,966	$66,873	4.46%
Deposits in other financial institutions	145,761	1,494	1.37%	181,770	1,429	1.05%
Investment securities	176,726	2,791	2.11%	201,301	2,986	1.98%
Other interest-earning assets(3)	234,931	3,979	2.26%	243,659	2,632	1.44%
Total interest-earning assets	2,957,171	87,178	3.93%	2,627,696	73,920	3.75%
Other assets	271,231			254,791
Total assets	$3,228,402			$2,882,487
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	471,618	688	0.19%	418,654	561	0.18%
Money market accounts	635,645	1,695	0.36%	532,998	1,034	0.26%
Savings accounts	227,413	225	0.13%	223,749	227	0.14%
Certificate accounts	447,950	1,901	0.57%	446,315	1,533	0.46%
Total interest-bearing deposits	1,782,626	4,509	0.34%	1,621,716	3,355	0.28%
Borrowings	669,371	6,460	1.29%	561,647	2,166	0.51%
Total interest-bearing liabilities	2,451,997	10,969	0.60%	2,183,363	5,521	0.34%
Noninterest-bearing deposits	309,162			263,382
Other liabilities	65,380			64,624
Total liabilities	2,826,539			2,511,369
Stockholders' equity	401,863			371,118
Total liabilities and stockholders' equity	$3,228,402			$2,882,487

Net earning assets	$505,174			$444,333
Average interest-earning assets to
average interest-bearing liabilities	120.60%			120.35%
Tax-equivalent:
Net interest income		$76,209			$68,399
Interest rate spread			3.33%			3.41%
Net interest margin(4)			3.44%			3.47%
Non-tax-equivalent:
Net interest income		$75,040			$66,624
Interest rate spread			3.28%			3.32%
Net interest margin(4)			3.38%			3.38%

__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $1,169 and $1,775 for the nine months ended March 31, 2018 and 2017, respectively, calculated based on a combined federal and state tax rate of 30% and 37%, respectively.
(3) The average other interest-earning assets consists of FRB stock, FHLB stock, and commercial paper.
(4) Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Retail consumer loans:
One-to-four family	$670,036	$686,229	$684,956	$684,089	$683,383
HELOCs - originated	143,049	150,084	152,979	157,068	160,083
HELOCs - purchased	165,680	162,181	162,518	162,407	160,829
Construction and land/lots	68,121	60,805	54,969	50,136	46,856
Indirect auto finance	160,664	150,042	142,915	140,879	132,959
Consumer	11,317	9,699	8,814	7,900	7,729
Total retail consumer loans	1,218,867	1,219,040	1,207,151	1,202,479	1,191,839
Commercial loans:
Commercial real estate	810,332	786,381	753,857	730,408	706,277
Construction and development	184,179	185,921	209,672	197,966	177,087
Commercial and industrial	132,337	127,709	124,722	120,387	105,299
Municipal leases	101,108	100,205	100,638	101,175	101,776
Total commercial loans	1,227,956	1,200,216	1,188,889	1,149,936	1,090,439
Total loans	2,446,823	2,419,256	2,396,040	2,352,415	2,282,278
Deferred loan fees, net	(1,068)	(1,242)	(1,285)	(945)	(593)
Total loans, net of deferred loan fees	2,445,755	2,418,014	2,394,755	2,351,470	2,281,685
Allowance for loan losses	(21,472)	(21,090)	(21,997)	(21,151)	(21,097)
Loans, net	$2,424,283	$2,396,924	$2,372,758	$2,330,319	$2,260,588
Deposits

(Dollars in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Core deposits:
Noninterest-bearing accounts	$303,875	$313,493	$304,144	$310,172	$301,654
NOW accounts	496,934	489,668	464,992	469,377	480,405
Money market accounts	659,791	638,259	642,351	569,607	564,195
Savings accounts	220,497	224,732	230,944	237,149	249,330
Total core deposits	1,681,097	1,666,152	1,642,431	1,586,305	1,595,584
Certificates of deposit	499,227	442,056	457,879	462,146	489,175
Total	$2,180,324	$2,108,208	$2,100,310	$2,048,451	$2,084,759

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; net income excluding merger-related expenses, certain state income tax expense, adjustments for the change in federal tax law, and gain from the sale of premises and equipment; earnings per share ("EPS"), return on assets ("ROA"), and return on equity ("ROE") excluding merger-related expenses, certain state income tax expense, adjustments for the change in federal tax law, and gain from the sale of premises and equipment; and the ratio of the allowance for loan losses to total loans excluding acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors.

Management elected to utilize short-term FHLB borrowings beginning in November 2014 as part of a leverage strategy to increase net interest income. The Company believes that showing the effects of these borrowings on net interest income and net interest margin is useful to both management and investors as these measures are commonly used to measure financial institution's performance and against peers.

The Company believes these measures facilitate comparison of the quality and composition of the Company's capital and earnings ability over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	March 31,	December 31,	March 31,	March 31,	March 31,
	2018	2017	2017	2018	2017
Noninterest expense	$21,321	$21,175	$28,812	$63,577	$68,423
Less merger-related expenses	—	—	7,401	—	7,736
Noninterest expense – as adjusted	$21,321	$21,175	$21,411	$63,577	$60,687

Net interest income	$25,229	$25,230	$25,072	$75,040	$66,624
Plus noninterest income	4,926	4,787	3,689	14,290	11,872
Plus tax equivalent adjustment	406	378	611	1,169	1,775
Less gain on sale of premises and equipment	—	—	—	164	385
Net interest income plus noninterest income – as adjusted	$30,561	$30,395	$29,372	$90,335	$79,886
Efficiency ratio	69.77%	69.67%	72.90%	70.38%	75.97%
Efficiency ratio (without adjustments)	70.70%	70.54%	100.18%	71.17%	87.17%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Total stockholders' equity	$401,553	$395,361	$405,499	$397,647	$390,746
Less: goodwill, core deposit intangibles, net of deferred taxes	29,589	30,083	29,704	30,157	30,635
Tangible book value	$371,964	$365,278	$375,795	$367,490	$360,111
Common shares outstanding	19,034,868	18,967,175	18,968,675	18,967,875	18,947,176
Tangible book value per share	$19.54	$19.26	$19.81	$19.37	$19.01
Book value per share	$21.10	$20.84	$21.38	$20.96	$20.62

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
	(Dollars in thousands)
Tangible equity(1)	$371,964	$365,278	$375,795	$367,490	$360,111
Total assets	3,270,863	3,250,588	3,249,998	3,206,533	3,165,446
Less: goodwill, core deposit intangibles, net of deferred taxes	29,589	30,083	29,704	30,157	30,635
Total tangible assets(2)	$3,241,274	$3,220,505	$3,220,294	$3,176,376	$3,134,811
Tangible equity to tangible assets	11.48%	11.34%	11.67%	11.57%	11.49%
_________________________________________________________________
(1)    Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of net interest income and net interest margin as adjusted to exclude FHLB borrowings utilized in the leverage strategy and proceeds from such borrowings:

	Three Months Ended March 31,
	2018			2017
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,978,299	$29,671	3.99%	$2,834,362	$27,902	3.94%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	200,000	1,044	2.09%	292,000	886	1.21%
Interest-earning assets - adjusted	$2,778,299	$28,627	4.12%	$2,542,362	$27,016	4.25%

Interest-bearing liabilities	$2,467,383	$4,036	0.65%	$2,367,897	$2,219	0.38%
Additional FHLB borrowings	200,000	728	1.46%	292,000	485	0.66%
Interest-bearing liabilities - adjusted	$2,267,383	$3,308	0.58%	$2,075,897	$1,734	0.33%

Tax equivalent net interest income and net interest margin		$25,635	3.44%		$25,683	3.62%
Tax equivalent net interest income and net interest margin - adjusted		25,319	3.65%		25,282	3.98%
Difference		$316	(0.21)%		$401	(0.36)%

	Nine Months Ended March 31,
	2018			2017
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,957,171	$87,178	3.93%	$2,627,696	$73,920	3.75%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	233,333	3,068	1.75%	342,333	2,793	1.09%
Interest-earning assets - adjusted	$2,723,838	$84,110	4.12%	$2,285,363	$71,127	4.15%

Interest-bearing liabilities	$2,451,997	$10,969	0.60%	$2,183,363	$5,521	0.34%
Less: Additional FHLB borrowings	233,333	2,233	1.28%	342,333	1,273	0.50%
Interest-bearing liabilities - adjusted	$2,218,664	$8,736	0.53%	$1,841,030	$4,248	0.31%

Tax equivalent net interest income and net interest margin		$76,209	3.44%		$68,399	3.47%
Tax equivalent net interest income and net interest margin - adjusted		75,374	3.69%		66,879	3.90%
Difference		$835	(0.25)%		$1,520	(0.43)%
_________________________________________________________________________________

(1)
Proceeds from these borrowings were invested in various interest-earning assets, including: deposits with the Federal Reserve Bank, FHLB stock, certificates of deposit in other banks, and commercial paper.

Set forth below is a reconciliation to GAAP of net income and earnings per share (EPS) as adjusted to exclude merger-related expenses, state tax expense rate change, federal tax law rate change, and gain from sale of premises and equipment:

	Three Months Ended			Nine Months Ended
(Dollars in thousands, except per share data)	March 31,	December 31,	March 31,	March 31,	March 31,
	2018	2017	2017	2018	2017
Merger-related expenses	$—	$—	$7,401	$—	$7,736
State tax expense adjustment (1)	—	—	—	133	490
Change in federal tax law adjustment (2)	318	17,693	—	18,011	—
Gain from sale of premises and equipment	—	—	—	(164)	(385)
Total adjustments	318	17,693	7,401	17,980	7,841
Tax effect (3)	—	—	(2,670)	49	(2,621)
Total adjustments, net of tax	318	17,693	4,731	18,029	5,220

Net income (loss) (GAAP)	6,127	(10,666)	274	1,028	7,081

Net income (non-GAAP)	$6,445	$7,027	$5,005	$19,057	$12,301

Per Share Data
Average shares outstanding - basic	18,052,000	17,975,883	17,808,920	17,997,997	17,194,466
Average shares outstanding - diluted	18,761,586	17,975,883	18,396,154	18,688,486	17,728,783
Average shares outstanding - diluted (adjusted) (4)	18,761,586	18,689,894	18,396,154	18,688,486	17,728,783

Basic EPS
EPS (GAAP)	$0.34	$(0.59)	$0.01	$0.06	$0.40
Non-GAAP adjustment	0.02	0.98	0.26	1.00	0.29
EPS (non-GAAP)	$0.36	$0.39	$0.27	$1.06	$0.69

Diluted EPS
EPS (GAAP)	$0.32	$(0.59)	$0.01	$0.06	$0.40
Non-GAAP adjustment	0.02	0.97	0.26	0.96	0.29
EPS (non-GAAP)	$0.34	$0.38	$0.27	$1.02	$0.69

Average Balances
Average assets	$3,237,689	$3,249,632	$3,117,490	$3,228,402	$2,882,487
Average equity	398,174	405,993	385,317	401,863	371,118

ROA
ROA (GAAP)	0.76%	(1.31)%	0.04%	0.04%	0.33%
Non-GAAP adjustment	0.04%	2.17%	0.60%	0.75%	0.24%
ROA (non-GAAP)	0.80%	0.86%	0.64%	0.79%	0.57%

ROE
ROE (GAAP)	6.16%	(10.51)%	0.28%	0.34%	2.54%
Non-GAAP adjustment	0.31%	17.43%	4.92%	5.98%	1.88%
ROE (non-GAAP)	6.47%	6.92%	5.20%	6.32%	4.42%
________________________________________________________________________

(1)	State tax adjustment is a result of a decrease in value of our deferred tax assets stemming from recent decreases in North Carolina's corporate tax rate.
(2)    Revaluation of net deferred tax assets due to the Tax Cuts and Jobs Act.
(3)    Tax amounts have been adjusted for certain nondeductible merger-related expenses.

(4)	Average shares outstanding - diluted were adjusted for the three months ended December 31, 2017 to include potentially dilutive shares not considered due to the corresponding net losses under GAAP.

Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans and the allowance for loan losses as adjusted to exclude acquired loans:

	As of
(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Total gross loans receivable (GAAP)	$2,446,823	$2,419,256	$2,396,040	$2,352,415	$2,282,278
Less: acquired loans	288,847	311,508	338,933	374,538	403,971
Adjusted loans (non-GAAP)	$2,157,976	$2,107,748	$2,057,107	$1,977,877	$1,878,307

Allowance for loan losses (GAAP)	$21,472	$21,090	$21,997	$21,151	$21,097
Less: allowance for loan losses on acquired loans	459	566	1,197	727	474
Adjusted allowance for loan losses	$21,013	$20,524	$20,800	$20,424	$20,623
Adjusted allowance for loan losses / Adjusted loans (non-GAAP)	0.97%	0.97%	1.01%	1.03%	1.10%